Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017 (April 28, 2017 as to the effects of the reverse stock split described in Note 23), relating to the consolidated financial statements and financial statement schedule of Gardner Denver Holdings, Inc. and subsidiaries (formerly Renaissance Parent Corp.) appearing in Registration Statement No. 333-216320 on Form S-1 as amended.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
May 11, 2017